Exhibit 10.2

SECURITY AGREEMENT
(Deposit Accounts — Specific)
     1. Grant of Security Interest. As security for any and all Indebtedness (as defined below) of Newport Corporation (“Debtors”), the undersigned Newport Corporation (“Pledgors”) hereby irrevocably and unconditionally grant a security interest in and assign and transfer the Deposit Accounts (as defined below) to Bank of America, N.A. (“Bank”).
     2. Indebtedness. “Indebtedness” means all debts, obligations or liabilities now or hereafter existing, absolute or contingent of Debtors or any one or more of them to Bank, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly or acquired by Bank by assignment or otherwise. Indebtedness includes, without limitation, all obligations of Debtor arising under any interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions now or hereafter entered into between Debtor and Bank and/or any affiliate of Bank. Unless otherwise agreed in writing, “Indebtedness” shall not include such debts, obligations or liabilities which are or may hereafter be “consumer credit” subject to the disclosure requirements of the Federal Truth-in-Lending law or any regulation promulgated thereunder.
     3. Deposit Accounts. For purposes of this Agreement, “Deposit Accounts” means the following deposit account(s) opened by Pledgors with Bank, any renewals or rollovers thereof, any proceeds thereof, and any general intangibles and choses in action arising therefrom or related thereto:

Deposit Account No.	Open or Issue Date	Current Principal Amount	Maturity Date
14562-01041	November 26, 2008	$5,000,000.00	November 27, 2009
     4. No Other Security Interests. Pledgors hereby represent and warrant to Bank that they own each of the Deposit Accounts free and clear of any and all liens, encumbrances, or interests of any third parties other than the security interest of Bank.
     5. Withdrawals; Renewals; Rollovers. Pledgors shall not withdraw funds from the Deposit Accounts without Bank’s prior written consent. Pledgors agree that, upon maturity of any Deposit Account with a maturity date, such Deposit Account shall be renewed at Bank’s then prevailing rate of interest for successive ninety (90) day periods (or such other time period as may be agreed by Bank and Pledgors).
     6. Certificates. Upon Bank’s request, Pledgors shall deliver any certificate evidencing any of the Deposit Accounts to Bank, duly endorsed over to Bank, as necessary.
     7. Interest Payments. Notwithstanding Bank’s security interest in the proceeds of the Deposit Accounts, Bank will continue to pay to Pledgors interest accruing thereunder until the occurrence of an Event of Default under this Agreement.
     8. Costs. All advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Bank in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof (collectively, the “Collateral Costs”), shall become a part of the Indebtedness secured hereunder and shall be paid to Bank by Debtors and Pledgors immediately and without demand, with interest thereon at an annual rate equal
Ref #: 1000033476 : — Newport Corporation
Security Agreement (Deposit Accounts — Specific)

to the highest rate of interest of any Indebtedness secured by this Agreement. Such costs and attorneys’ fees shall include the allocated cost of in-house counsel to the extent permitted by law.
     9. Events of Default. To the extent permitted by law, at the option of Bank and without necessity of demand or notice, all or any part of the Indebtedness of Debtors shall immediately become due and payable irrespective of any agreed maturity upon the happening of any of the following events (“Events of Default”); provided, however, that all Indebtedness of Debtors automatically shall become immediately due and payable if a bankruptcy petition is filed with respect to any Debtor: (a) failure to keep or perform any of the terms or provisions of this Agreement; (b) default in the payment of principal or interest or any other default with respect to any Indebtedness of Debtors; (c) the levy of any attachment, execution or other process against any of the collateral; (d) the death, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of the Bankruptcy Code, of, by, or against any Debtor or Pledgor or any comaker, accommodation maker, surety or guarantor of the Indebtedness or any endorser of any note or other document evidencing the Indebtedness. Upon the happening of any of the foregoing specified events, any agreement for further financial accommodation by Bank shall terminate at its option.
     10. Remedies. Upon the happening of any Event of Default, Bank may then exercise as to such collateral all the rights, powers and remedies of an owner and all rights, powers and remedies of a secured party under the Uniform Commercial Code and other laws. Bank may exercise any rights of setoff, without notice, against any funds in any Deposit Account.
     11. Waivers. Pledgors waive any right to require Bank to (a) proceed against any person, (b) proceed against or exhaust any collateral, or (c) pursue any other remedy in Bank’s power; and waive any defense arising by reason of any disability or other defense of any Debtor or any other person, or by reason of the cessation from any cause whatsoever of the liability of Debtors or any other person. Until the Indebtedness has been paid in full, Pledgors waive any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, arising from the existence or performance of this Agreement, and Pledgors waive any right to enforce any remedy which Bank now has or may hereafter have against Debtors or against any other person, and waive any benefit of, and any right to participate in, any security now or hereafter held by Bank. If any Pledgor is not also a Debtor with respect to a specified Indebtedness, such Pledgor authorizes Bank, without notice or demand and without affecting Pledgor’s liability hereunder, from time to time to: (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, such Indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security, other than the collateral herein described, for the payment of such Indebtedness or any part thereof, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of the collateral herein described or any part thereof or any such other security; and (c) release or substitute Debtors, or any of the endorsers or guarantors of such Indebtedness or any part thereof, or any other parties thereto.
     12. Transfer of Collateral. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such collateral so transferred, and the transferee shall be vested with all the rights and powers of Bank hereunder with respect to such collateral so transferred; but with respect to any collateral not so transferred Bank shall retain all rights and powers hereby given.
     13. Continuing Agreement. This is a continuing Agreement and all the rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Debtors, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, or bankruptcy of any Debtor, or any other event or proceeding affecting any Debtor.
     14. Continuing Powers. Until all Indebtedness shall have been paid in full all rights, powers and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at the time specified hereunder irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of any Debtor may have ceased.
Ref #: 1000033476 : — Newport Corporation
Security Agreement (Deposit Accounts — Specific)

     15. Other Rights. The rights, powers and remedies given to Bank by this Agreement shall be in addition to all rights, powers and remedies given to Bank by virtue of any statute or rule of law. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Bank shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Bank.
     16. Pledgors’ Residence. Each Pledgor represents and warrants that Pledgor resides in, or, if Pledgor is not an individual, has its chief executive office in the state specified on the signature page hereof. Each Pledgor agrees to give Bank at least thirty (30) days notice before changing its state of residence, chief executive office or state of organization.
     17. Singular and Plural. All words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require, and the obligations and undertakings hereunder are joint and several.
     18. Termination. This Agreement shall remain in full force and effect until terminated by Bank.
     19. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California. To the extent that Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive Bank of such rights and remedies as may be available under federal law. Jurisdiction and venue for any action or proceeding to enforce this Agreement shall be the forum appropriate for such action or proceeding against Debtors, to which jurisdiction Pledgors irrevocably submit and to which venue Pledgors waive to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.
     20. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
Date: December 1, 2008

BANK OF AMERICA, N.A.
By:	/s/ Tomasz Milewski
	Name:	Tomasz Milewski
	Title:	Vice President

Address for Notices:

Pasadena — Credit Services Attn: Notice Desk CA9-702-05-69 101 S. Marengo Avenue, 5th Floor Pasadena, CA 91101-2428
Ref #: 1000033476 : — Newport Corporation
Security Agreement (Deposit Accounts — Specific)

Newport Corporation
By:	/s/ Charles F. Cargile
	Name:	Charles F. Cargile
	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Jeffrey B. Coyne
	Name:	Jeffrey B. Coyne
	Title:	Senior Vice President and General Counsel

Address:

1791 Deere Ave. Irvine, CA 92606
Ref #: 1000033476 : — Newport Corporation
Security Agreement (Deposit Accounts — Specific)